Exhibit 99.1

GlyEco Issues Shareholder Update Letter

5 hours ago

PHOENIX, AZ / ACCESSWIRE / July 16, 2015 / A leader in sustainable glycol technologies, GlyEco, Inc. ("GlyEco" or the "Company") (OTC: GLYE), announced the issuance of a letter by Interim CEO and President David Ide, to update shareholders on Company progress.

Dear Fellow Shareholders:

Since our last update to shareholders, we have a number of major milestones to report.

During our April 2015 shareholder conference call, we communicated four primary strategic objectives for the remainder of this fiscal year. I would like to take this time to update you regarding the progress made in these functional areas.

Strategic Objective #1: GlyEco will continue its dedication to quality. As we are institutionalizing our technology, our quality control and assurance program will continue to develop as the standard in the glycol industry.

Update: Our Quality Control and Assurance Program ("QC&A Program") is the cornerstone of our Company's recent opportunities with national brands who demand on behalf of their customers the highest quality glycol products in the market. We have institutionalized our QC&A Program throughout our footprint; our facility managing partners have created a Quality Control and Assurance Committee to support and develop new processes; we have created a GlyEco University to aggregate our chemistry and technology advancements; and we have begun working with our customers, large and small, on their own quality control and assurance programs.

Strategic Objective #2: GlyEco will focus on maximizing the profitable businesses we own, leverage the expertise of our entrepreneurial managing partners, and work with our national customers to increase same-store revenues. We will also focus on satellite locations where we will expand our sales and delivery routes in areas we believe positively impact our topline revenue and bottom line profitability.

Update: As a result of focus and reduced distractions, our team had the opportunity to create a strong revenue quarter for GlyEco. We believe our revenues will exceed all quarterly records with South Carolina, Florida, and New Jersey reaching historical highs. In June, we presented an outline to our national partners of our expansion strategy and will continue to push forward to develop opportunities. We closed our second national account on June 15th and have begun servicing the new client's 65 facility maintenance centers. We believe additional opportunities with a broad impact on our facilities will occur by year-end and we are eager to meet the quality and service needs of these new national customers. Our third quarter expansion plans, via satellite sales and delivery, will expand our reach into new states and territories. These are areas where our current customers have needs. In May, we upgraded one of our processing facilities to exceed 300% production capacity over 2014 in order to support our satellite distribution facility, what we refer to as hub-and-spoke model, to meet customer demands and support our territorial growth plans. Same-store sales are increasing and will continue as we focus on execution of our brand initiatives, deliver exceptional quality and service to existing customers, and leverage our QC&A Program and Field Operations Program to expand the footprint. July, August, and September are traditionally slower months in the glycol industry; however, we intend to push our opportunities forward, secure new national business, and prepare for what we expect to be a strong October, November, and December quarter.

Strategic Objective #3: GlyEco will deploy field technology to support the automation and logistical requirements for growth. We will deploy smart routing, inventory and quality control, CRM for sales, billing, and payments, which we believe delivers greater control to our managing partners in the field and their teams to increase client acquisition and retention.

Update: On June 1st, we deployed our field automation technology to our South Carolina processing facility, and we plan to deploy to the remainder of our footprint by August 15th. As we drive our business initiatives, our field technology will support additional partner opportunities with national initiatives as well as allow us to service with greater efficiency in payments, deliveries, and routing measures, which we believe will lower our cost of goods and operating expenses. By August 15th, we plan to be able to manage more, service more, and deposit faster throughout our footprint. This is important for our cash flows and critical efficiencies as well as to allow us to service and sell to our customers. Since March 1st, we have added over 750 customers, and as we look to the third and fourth quarter business development, our field technologies will allow us to continue these advancements without incremental expenses.

Strategic Objective #4: GlyEco will continue to deploy its technology throughout our footprint. We have created processes which work and at scale. We will take what we have learned and employ this across our company and search for like-minded companies who wish to partner, license, or become part of the GlyEco family. GlyEco is about its technology and in 2015 we will continue our leadership position in the space. We will establish GlyEco University as the first step to create awareness of the glycol industry, why it is important to recycle this waste stream, and the value it returns our customers and our communities. We will advance GlyEco University to our national partners, train them and help them establish standards for quality and processes to insure consistency for their customers.

Update: Quality Glycol is our DNA - our "why." GlyEco is a recycler of waste glycol streams within the domestic United States. Our seven processing centers deliver superior quality glycol products using our innovative chemistry we call "The Platform" which encompasses our GlyEco University, QC&A Program, automated field operations, and proprietary glycol science. Our company delivers a fully integrated solution to the glycol, blend and antifreeze industries. Our industry leading Quality Assurance & Control Committee is led by our facility managing partners, and we have accepted our first national partner into our GlyEco University, which will launch on July 17th with ten or more sales, marketing, and engineering students. Our QC&A Program encompasses twenty-four (24) control modules from feedstock arrival through pre-treatment, primary treatment, post treatment, and final product testing and analysis including three tiers of review by internal and external third part testing and analysis. We will continue developing GlyEco University as our repository for our intellectual property gains and product training for our national partners, along with our internal QC&A Program to insure our products exceed the industry. Our customers expect nothing less and we will continue to deliver nothing less. As our product line continues to evolve to meet the needs of our customers, we will utilize the GlyEco University as our repository for our science and engage with partners in the art.

GlyEco will continue to improve its flexibility during 2015.

Flexibility is one of our cultural characteristics and key-differentiating competency. Our operational flexibility enables us to efficiently redeploy certain manufacturing assets when demand shifts between product types, an advantage in today's fast-changing business environment. We deliver blended finished products to the specifications our customers demand as well as deliver clear recycled products in bulk delivery for our clients to finish as needed for their customers. GlyEco is a technology company first and foremost, which allows our chemistry and intellectual property to travel to meet the needs of our customers. Our technology provides the flexibility to support our future growth as we expand further our sales and delivery footprint. Where we have delivery routes via truck reach, as outlined above, we will continue to advance outwards. However, where our delivery reach is not cost effective, we will continue to leverage our technology to ship in bulk to partners as a white label product.

To partner or to start a project with us please visit: Start a Project with GlyEco! With our technology, our long-term goal is to deliver a single platform for glycol sustainability and consolidation to ensure predictable and dependable quality and service throughout the industry. We believe our industry leadership will allow us over time to be the single point for predictable and dependable recycled glycol. Again, this is our passion. It is our DNA.

Our Team

Companies that grow and thrive over the long term usually do so because of a number of factors, including a clear sense of direction, market leadership, quality products, and effective business models supported by vibrant cultures, solid business approaches, and talented employees with the ability to execute. The flexibility to adapt to changing business conditions is also important. We strive to have all these attributes contribute to our success. Our greatest resource continues to be found within our team. We are fortunate to have a very capable, highly skilled group of people within our organization, and we will continue to recruit and advance our human resources. During the second quarter, we developed committees to support our strategies. Two of these committees, the Field Technology Committee and Quality Control and Assurance Committee are led by our facility managers and volunteers to advance our initiatives throughout our footprint. GlyEco University institutionalizes our passions to deliver superior products and services to our customers. It enhances our differentiation and has been instrumental in helping us achieve new levels of performance. It is critical to our success. I continue to be impressed by the success stories generated by the leaders who work within our processing facilities. We initiated change in our Company's culture, and we will continue to refine and develop our team into the future.

All our stakeholder relationships are very important to us and our success. We have worked diligently in 2015 to advance the organization while institutionalizing our technology processes both chemistry and operations. We have not, however, communicated much to the market our activities, as we believe the next few quarters are about execution and working through our growing pains. The technology works, and our rising customer counts are a result of our recent focus and delivery. We will work harder in the future to communicate our successes, as they relate to our four strategic objectives above, as we achieve them and not before they become attributable to driving shareholder value.

We continue to work with our New Jersey landlord to resolve our outstanding dispute. However, it should be noted that our team achieved record volumes shipped and revenues generated during the second quarter while ongoing negotiations continued. Our intent is to mitigate distractions for our New Jersey team, however, as we discussed in our last shareholder call, our Company has and continues to work within our contractual obligations. We will continue to invest in our facilities, including New Jersey, to the extent we achieve a compelling return on those investments and to the extent the distractions do not interfere with our growing and profitable footprint. In addition, we will continue to initiate change within our organization, as needed, to sustain our growing business and to establish an accountable and entrepreneurial culture.

Closing Remarks

In closing, our team is focused on driving business growth and profitability through consolidating the industry, deploying our proven technology and chemistry, and creating a predictable and dependable partner for our regional and national opportunities. We have succeeded in partnering with and servicing multiple national customers during the first half of 2015, brands you know and trust, and we will continue to attract large national customers as we relentlessly strive for greater share of this fragmented industry. We believe our quality, service, technology experience, and exceptional human resources will advance GlyEco into higher-priced and less competitive markets, as we lift the industry for sustained glycol products.

Thank you for your investment in GlyEco, Inc., and thank you for your continued support.

Sincerely,

David Ide

Interim Chief Executive Officer and President

About GlyEco, Inc.

GlyEco is a green chemistry company with a patent-pending technology for transforming a hazardous waste into green products. GlyEco Technology(TM) has the unique ability to clean the polluted glycols from all five waste-producing industries: HVAC, Textiles, Automotive, Airline and Medical. This technology recycles waste glycol to meet ASTM Type 1 specifications - the same level of purity expected of refinery-grade glycols.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words "believe," "anticipate," "expect," "intend," "estimate," and similar expressions. All statements in this document regarding the future outlook related to GlyEco, Inc. are forward-looking statements. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including the risk that the future data will not be as favorable as the initial results. Additional uncertainties and risks are described in our most recent Annual Report on Form 10-K. For a more detailed discussion of factors that affect GlyEco's operations, please refer our filings with the Securities and Exchange Commission ("SEC"). Copies of these filings are available through the SEC website at http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof, and GlyEco undertakes no obligation to update this forward-looking information.

CONTACT:

GlyEco, Inc.
Telephone: 1-866-960-1539
Email: ir@glyeco.com

SOURCE: GlyEco, Inc.